Exhibit 99.1

Prospect Capital Announces June 2024 Financial Results and Declares 86th Consecutive $0.06 Dividend

NEW YORK, August 28, 2024 (GLOBE NEWSWIRE) – Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our fiscal quarter and fiscal year ended June 30, 2024.

Prospect Capital Corporation celebrates its 20th anniversary as a leading provider of private debt and equity to U.S. middle-market companies

•Long History and Large Scale: Prospect is one of the largest ($7.9B in total assets) and oldest publicly traded BDCs. Founded in 2004, Prospect’s 20-year history began before and invested during and across the Great Financial Crisis, unlike the vast bulk of other BDCs with much shorter histories.

•Downside Protection Focus: 81% of portfolio in first lien, secured, or underlying secured assets.

•Multi-Line BDC: Multiple strategies – middle-market lending (52%), middle-market lending / buyout (19%), real estate (19%), and subordinated structured notes (7%).(1)

•Track Record: Invested $20.9B across 423 investments (303 exited) during 20-year history.

•Recurring Income: 89% of total investment income from interest income for the quarter ended 6/30/2024.

•Successful Credit Facility Closing: On 6/28/2024, Prospect successfully completed an amended and extended credit facility with a new 5-year maturity. The credit facility has $2.1 billion of commitments from 48 commercial banks, an increase of $168 million from 3/31/2024.

•Cash Distributions to Shareholders: Prospect will have distributed $21.12 per share since 2004 to original common shareholders, representing 2.4 times June 2024 common NAV per share and 4.1 times the stock price on 8/27/2024, and aggregating $4.3 billion in cumulative distributions to all common shareholders (since inception through our October 2024 declared distribution and taking into account past distributions and our current share count for declared distributions).

•Higher Total Returns: Prospect has higher total returns (38.7%) compared to the publicly-traded BDC median (37.0%) based on the 5-year total change in NAV plus dividends.(2)

(1)Totals may not add to 100% given other smaller and non-core investment strategies.
(2)Calculated as change in NAV per share plus dividends for the five years ended 3/31/2024. Information related to past performance, while potentially helpful as an evaluative tool, is not indicative of future results. PSEC analysis of S&P Capital IQ data for 42 listed BDC peers for which there is quarterly data for the five years ended 3/31/2024.

Exhibit 99.1

FINANCIAL RESULTS

All amounts in $000’s except per share amounts (on weighted average basis for period numbers)	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2024	March 31, 2024	June 30, 2023

Net Investment Income (“NII”)	$102,922	$94,375	$112,779
NII per Common Share	$0.25	$0.23	$0.28
Interest as % of Total Investment Income	89.2%	91.0%	89.1%

Net Income (Loss) Applicable to Common Shareholders	$(9,050)	$113,891	$(13,950)
Net Income (Loss) per Common Share	$(0.02)	$0.27	$(0.03)

Distributions to Common Shareholders	$75,640	$74,685	$72,490
Distributions per Common Share	$0.18	$0.18	$0.18
Cumulative Paid and Declared Distributions to Common Shareholders(1)	$4,325,055	$4,248,235	$4,022,859
Cumulative Paid and Declared Distributions per Common Share(1)	$21.12	$21.00	$20.40
Multiple of Net Asset Value (“NAV”) per Common Share	2.4x	2.3x	2.2x

Total Assets	$7,857,092	$7,905,794	$7,861,666
Total Liabilities	$2,559,171	$2,603,811	$2,710,987
Preferred Stock	$1,586,188	$1,559,764	$1,418,014
Net Asset Value (“NAV”) to Common Shareholders	$3,711,733	$3,742,219	$3,732,665
NAV per Common Share	$8.74	$8.99	$9.24

Balance Sheet Cash + Undrawn Revolving Credit Facility Commitments	$1,357,577	$1,101,604	$993,443

Net of Cash Debt to Total Assets	30.5%	31.2%	32.4%
Net of Cash Debt to Equity Ratio(2)	44.7%	46.2%	48.8%
Net of Cash Asset Coverage of Debt Ratio(2)	323%	315%	304%

Unsecured Debt + Preferred Equity as % of Total Debt + Preferred Equity	80.3%	77.7%	74.8%
Unsecured and Non-Recourse Debt as % of Total Debt	100.0%	100.0%	100.0%

All amounts in $000’s except per share amounts	Year Ended	Year Ended
	June 30, 2024	June 30, 2023

NII	$419,836	$420,929
NII per Common Share	$1.02	$1.06

Net Income (Loss) Applicable to Common Shareholders	$147,416	$(172,473)
Net Income (Loss) per Common Share	$0.36	$(0.43)

Distributions to Common Shareholders	$297,633	$287,241
Distributions per Common Share	$0.72	$0.72

(1)Declared dividends are through the October 2024 distribution. August through October 2024 distributions are estimated based on shares outstanding as of 7/29/2024.
(2)Including our preferred stock as equity.

CASH COMMON SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to common shareholders as follows:

Monthly Cash Common Shareholder Distribution	Record Date	Payment Date	Amount ($ per share)
September 2024	9/26/2024	10/22/2024	$0.0600
October 2024	10/29/2024	11/19/2024	$0.0600

These monthly cash distributions are the 85st and 86th consecutive $0.06 per share distributions to common shareholders.

Prospect expects to declare November 2024, December 2024 and January 2025 distributions to common shareholders in November 2024.

Based on the declarations above, Prospect’s closing stock price of $5.09 at August 27, 2024 delivers to our common shareholders an annualized distribution yield of 14.1%.

Taking into account past distributions and our current share count for declared distributions, since inception through our October 2024 declared distribution, Prospect will have distributed $21.12 per share to original common shareholders, representing 2.4 times June 2024 common NAV per share and 4.1 times the stock price on 8/27/2024, aggregating $4.3 billion in cumulative distributions to all common shareholders.

Since inception in 2004, Prospect has invested $20.9 billion across 423 investments, exiting 302 of these investments.

Drivers focused on growing NII and NAV include (1) our $2.25 billion targeted 6.50% and Floating Rate perpetual preferred stock offerings, (2) greater utilization of our cost efficient revolving floating rate credit facility, (3) elevated short-term SOFR rates which boost asset yields, (4) optimization of portfolio company performance, and (5) increased primary and secondary originations of senior secured debt and selected equity investments targeting attractive risk-adjusted yields and total returns as we deploy dry powder from our underleveraged balance sheet.

Our senior management team and employees own 26% of all common shares outstanding or approximately $1.0 billion of our common equity as measured at NAV.

PORTFOLIO UPDATE AND INVESTMENT ACTIVITY

All amounts in $000’s except per unit amounts	As of	As of	As of
	June 30, 2024	March 31, 2024	June 30, 2023

Total Investments (at fair value)	$7,718,243	$7,806,712	$7,724,931
Number of Portfolio Companies	117	122	130

First Lien Debt	60.3%	59.0%	56.5%
Second Lien Debt	13.6%	14.6%	16.4%
Subordinated Structured Notes	6.9%	7.3%	8.6%
Unsecured Debt	0.1%	0.1%	0.1%
Equity Investments	19.1%	19.0%	18.4%
Mix of Investments with Underlying Collateral Security	80.8%	80.9%	81.5%

Annualized Current Yield – All Investments	9.8%	9.7%	10.7%
Annualized Current Yield – Performing Interest Bearing Investments	12.1%	12.1%	13.3%

Top Industry Concentration(1)	19.1%	18.4%	18.6%
Retail Industry Concentration(1)	0.3%	0.3%	0.3%
Energy Industry Concentration(1)	1.6%	1.4%	1.6%
Hotels, Restaurants & Leisure Concentration(1)	0.3%	0.3%	0.3%

Non-Accrual Loans as % of Total Assets (2)	0.3%	0.4%	1.1%

Middle-Market Loan Portfolio Company Weighted Average EBITDA(3)	$107,328	$106,394	$113,071
Middle-Market Loan Portfolio Company Weighted Average Net Leverage Ratio(3)	5.5x	5.5x	5.2x

For the quarter ended September 30, 2024 to date, Total Repayments and Sales (see below) include $198M for Second Lien Debt, which represented a further 2.3% decline (based on the total investment portfolio as of June 30, 2024) from the 13.6% in the table above. Since June 30, 2023 and including such repayments, the Second Lien Debt percentage declined from 16.4% to 11.3%. From June 30, 2023 to June 30, 2024, the Subordinated Structured Notes percentage declined from 8.6% to 6.9%.

(1)Excluding our underlying industry-diversified structured credit portfolio.
(2)Calculated at fair value.
(3)For additional disclosure see “Middle-Market Loan Portfolio Company Weighted Average EBITDA and Net Leverage” at the end of this release.

During the September 2024 (to date), June 2024, and March 2024 quarters, investment originations and repayments were as follows:

All amounts in $000’s	Quarter Ended	Quarter Ended	Quarter Ended
	September 30, 2024 (to date)(1)	June 30, 2024	March 31, 2024

Total Originations	$161,496	$242,140	$219,515

Middle-Market Lending	91.7%	62.9%	65.3%
Real Estate	7.7%	27.0%	29.0%
Structured Notes	—%	—%	—%
Middle-Market Lending / Buyouts	—%	10.1%	5.6%

Total Repayments and Sales	$253,198	$244,743	$114,472

Originations, Net of Repayments and Sales	$(91,702)	$(2,603)	$105,043

(1)Totals may not add to 100% given other smaller and non-core investment strategies.

For additional disclosure see “Primary Origination Strategies” at the end of this release.

We have invested in subordinated structured notes benefiting from individual standalone financings non-recourse to Prospect, with our risk limited in each case to our net investment. We expect to continue to amortize our subordinated structured notes portfolio and to reinvest into middle market senior secured debt and selected equity investments. At June 30, 2024 and March 30, 2024, our subordinated structured note portfolio at fair value consisted of the following:

All amounts in $000’s except per unit amounts	As of	As of
	June 30, 2024	March 31, 2024

Total Subordinated Structured Notes	$531,690	$572,486
Subordinated Structured Notes as % of Portfolio	6.9%	7.3%

# of Investments(2)	32	33

TTM Average Cash Yield(1)(2)	22.3%	22.1%
Annualized GAAP Yield on Fair Value(1)(2)	4.1%	3.3%

Cumulative Cash Distributions	$2,108,430	$2,081,998
% of Original Investment	125.8%	124.2%

# of Underlying Collateral Loans(2)	1,576	1,540

(1)Calculation based on fair value.
(2)Excludes investments being redeemed.

To date we have exited 16 subordinated structured notes with an expected pooled average realized gross IRR of 11.2% and cash on cash multiple of 1.3 times.

CAPITAL AND LIQUIDITY

Our multi-year, long-term laddered and diversified historical funding profile has included a $2.1 billion revolving credit facility (aggregate commitments with 48 current lenders), program notes, institutional bonds, convertible bonds, listed preferred stock, and program preferred stock. We have retired multiple upcoming maturities and, as of today, have no debt maturing during calendar year 2024. The combined amount of our balance sheet cash and undrawn revolving credit facility commitments is approximately at $1.4 billion as of 8/27/2024.
On June 28, 2024, we completed an extension and upsizing of our Revolving Credit Facility (the "Revolving Credit Facility"), which extended the term of the Facility five years and the revolving period to four years from such date. The credit facility has $2.1 billion of commitments from 48 commercial banks, an increase of $168 million from 3/31/2024. The Facility includes a revolving period that extends through June 28, 2028, followed by an additional one-year amortization period. The interest rate for amounts drawn under the Facility remained unchanged from prior to the extension and upsizing and is one-month SOFR plus 2.05%.

Our total unfunded eligible commitments to portfolio companies totals approximately $35 million, or 0.4% of our total assets as of June 30, 2024.

	As of	As of	As of
All amounts in $000’s	June 30, 2024	March 31, 2024	June 30, 2023
Net of Cash Debt to Total Assets Ratio	30.5%	31.2%	32.4%
Net of Cash Debt to Equity Ratio(1)	44.7%	46.2%	48.8%
% of Interest-Bearing Assets at Floating Rates	82.1%	83.0%	84.7%
% of Fixed Rate Debt & Preferred Equity	80.3%	77.7%	74.8%

Balance Sheet Cash + Undrawn Revolving Credit Facility Commitments	$1,357,577	$1,101,604	$993,443

Unencumbered Assets	$4,978,490	$4,891,134	$4,757,653
% of Total Assets	63.4%	61.9%	60.5%

(1)Including our preferred stock as equity.

The below table summarizes our June 2024 quarter term debt issuance and repurchase/repayment activity:

All amounts in $000’s	Principal	Coupon	Maturity
Debt Issuances
Prospect Capital InterNotes®	$62,675	6.25% - 7.50%	April 2027 – June 2034
Total Debt Issuances	$62,675

Debt Repurchases/Repayments
Prospect Capital InterNotes®	$1,600	2.25% - 6.63%	October 2026 – December 2051
Total Debt Repurchases/Repayments	$1,600

Net Debt Repurchases/Repayments	$61,075

We currently have four separate unsecured debt issuances aggregating approximately $1.2 billion outstanding, not including our program notes, with laddered maturities extending through October 2028. At June 30, 2024, $504 million of program notes were outstanding with laddered maturities through March 2052.
At June 30, 2024 our weighted average cost of unsecured debt financing was 4.25%, an increase of 0.11% from March 31, 2024, and an increase of 0.18% from June 30, 2023.

We have raised significant capital from our existing $2.25 billion 5.50%, 6.50% and Floating Rate perpetual preferred stock offering programs. The preferred stock provides Prospect with a diversified source of programmatic capital without creating scheduled maturity risk due to the perpetual term of multiple preferred tranches.

In connection with our 5.50%, 6.50% and Floating Rate perpetual preferred stock offering programs we have adopted and amended a Preferred Stock Dividend Reinvestment Plan, pursuant to which (i) holders of the Floating Rate preferred stock will have dividends on their preferred stock reinvested in additional shares of such preferred stock at a price per share of $25.00 and (ii) holders of the 5.50% and 6.50% preferred stock will have dividends on their preferred stock reinvested in additional shares of such preferred stock at a 5% discount to the stated value per share of $25.00, if they elect.
Prospect holds recently reaffirmed or assigned investment grade company ratings from Standard & Poor’s (BBB-), Moody’s (Baa3), Kroll (BBB-), Egan-Jones (BBB), and DBRS (BBB (low)). Maintaining our investment grade ratings with prudent asset, liability, and risk management is an important objective for Prospect.

DIVIDEND REINVESTMENT PLAN
We have adopted a dividend reinvestment plan (also known as our “DRIP”) that provides for reinvestment of our distributions on behalf of our shareholders, unless a shareholder elects to receive cash. On April 17, 2020, our board of directors approved amendments to the Company’s DRIP, effective May 21, 2020. These amendments principally provide for the number of newly-issued shares pursuant to the DRIP to be determined by dividing (i) the total dollar amount of the distribution payable by (ii) 95% of the closing market price per share of our stock on the valuation date of the distribution (providing a 5% discount to the market price of our common stock), a benefit to shareholders who participate.
HOW TO PARTICIPATE IN OUR DIVIDEND REINVESTMENT PLAN
Shares held with a broker or financial institution
Many shareholders have been automatically “opted out” of our DRIP by their brokers. Even if you have elected to automatically reinvest your PSEC stock with your broker, your broker may have “opted out” of our DRIP (which utilizes DTC’s dividend reinvestment service), and you may therefore not be receiving the 5% pricing discount. Shareholders interested in participating in our DRIP to receive the 5% discount should contact their brokers to make sure each such DRIP participation election has been made through DTC. In making such DRIP election, each shareholder should specify to one’s broker the desire to participate in the "Prospect Capital Corporation DRIP through DTC" that issues shares based on 95% of the market price (a 5% discount to the market price) and not the broker's own "synthetic DRIP” plan (if any) that offers no such discount. Each shareholder should not assume one’s broker will automatically place such shareholder in our DRIP through DTC. Each shareholder will need to make this election proactively with one’s broker or risk not receiving the 5% discount. Each shareholder may also consult with a representative of such shareholder’s broker to request that the number of shares the shareholder wishes to enroll in our DRIP be re-registered by the broker in the shareholder’s own name as record owner in order to participate directly in our DRIP.
Shares registered directly with our transfer agent
If a shareholder holds shares registered in the shareholder’s own name with our transfer agent (less than 0.1% of our shareholders hold shares this way) and wants to make a change to how the shareholder receives dividends, please contact our plan administrator, American Stock Transfer and Trust Company LLC by calling (888) 888-0313 or by mailing Equiniti Trust Company LLC, PO Box 500, Newark, New Jersey 17101.
EARNINGS CONFERENCE CALL
Prospect will host an earnings call on Thursday August 29, 2024 at 9:00 a.m. Eastern Time. Dial 888-338-7333. For a replay prior to August 29, 2024 visit www.prospectstreet.com or call 877-344-7529 with passcode 4926482.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	June 30, 2024	June 30, 2023

Assets
Investments at fair value:
Control investments (amortized cost of $3,280,415 and $2,988,496, respectively)	$3,872,575	$3,571,697
Affiliate investments (amortized cost of $11,594 and $8,855, respectively)	18,069	10,397
Non-control/non-affiliate investments (amortized cost of $4,155,165 and $4,803,245, respectively)	3,827,599	4,142,837
Total investments at fair value (amortized cost of $7,447,174 and $7,800,596, respectively)	7,718,243	7,724,931
Cash and cash equivalents (restricted cash of $3,974 and $5,074, respectively)	85,872	95,646
Receivables for:
Interest, net	26,936	22,701
Other	1,091	1,051
Deferred financing costs on Revolving Credit Facility	22,975	15,569
Prepaid expenses	1,162	1,149
Due from broker	734	617
Due from Affiliate	79	2
Total Assets	7,857,092	7,861,666
Liabilities
Revolving Credit Facility	794,796	1,014,703
Public Notes (less unamortized discount and debt issuance costs of $12,433 and $17,103, respectively)	987,567	1,064,137
Prospect Capital InterNotes® (less unamortized debt issuance costs of $7,999 and $6,688, respectively)	496,029	351,417
Convertible Notes (less unamortized discount and debt issuance costs of $649 and $1,577, respectively)	155,519	154,591
Due to Prospect Capital Management	58,624	61,651
Dividends payable	25,804	31,033
Interest payable	21,294	22,684
Due to broker	10,272	94
Due to Prospect Administration	5,433	4,066
Accrued expenses	3,591	4,926
Due to Affiliate	—	161
Other liabilities	242	1,524
Total Liabilities	2,559,171	2,710,987
Commitments and Contingencies
Preferred Stock, par value $0.001 per share (647,900,000 and 447,900,000 shares of preferred stock authorized, with 80,000,000 and 72,000,000 as Series A1, 80,000,000 and 72,000,000 as Series M1, 80,000,000 and 72,000,000 as Series M2, 20,000,000 and 20,000,000 as Series AA1, 20,000,000 and 20,000,000 as Series MM1, 1,000,000 and 1,000,000 as Series A2, 6,900,000 and 6,900,000 as Series A, 80,000,000 and 72,000,000 as Series A3, 80,000,000 and 72,000,000 as Series M3, 80,000,000 and 0 as Series A4, 80,000,000 and 0 as Series M4, 20,000,000 and 20,000,000 as Series AA2, and 20,000,000 and 20,000,000 as Series MM2, each as of June 30, 2024 and June 30, 2023; 28,932,457 and 30,965,138 Series A1 shares issued and outstanding, 1,788,851 and 3,681,591 Series M1 shares issued and outstanding, 0 and 0 Series M2 shares issued and outstanding, 0 and 0 Series AA1 shares issued and outstanding, 0 and 0 Series MM1 shares issued and outstanding, 164,000 and 164,000 Series A2 shares issued and outstanding, 5,251,157 and 5,962,654 Series A shares issued and outstanding, 24,810,648 and 18,829,837 Series A3 shares issued and outstanding, 3,351,101 and 2,498,788 Series M3 shares issued and outstanding, 1,401,747 and 0 Series M4 shares issued and outstanding, 3,766,166 and 0 Series A4 issued and outstanding, 0 and 0 Series AA2 shares issued and outstanding, and 0 and 0 Series MM2 shares issued and outstanding as of June 30, 2024 and June 30, 2023, respectively) at carrying value plus cumulative accrued and unpaid dividends (Note 9)	1,586,188	1,418,014
Net Assets Applicable to Common Shares	$3,711,733	$3,732,665
Components of Net Assets Applicable to Common Shares and Net Assets, respectively
Common stock, par value $0.001 per share (1,352,100,000 and 1,552,100,000 common shares authorized; 424,846,963 and 404,033,549 issued and outstanding, respectively) (Note 9)	425	404
Paid-in capital in excess of par	4,208,607	4,123,586
Total distributable (loss)	(497,299)	(391,325)
Net Assets Applicable to Common Shares	$3,711,733	$3,732,665
Net Asset Value Per Common Share	$8.74	$9.24

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023
Investment Income
Interest income:
Control investments	$70,265	$69,395	$280,537	$256,974
Affiliate investments	—	—	—	15,034
Non-control/non-affiliate investments	113,632	106,810	454,053	394,545
Structured credit securities	5,405	21,250	35,722	94,232
Total interest income	189,302	197,455	770,312	760,785
Dividend income:
Control investments	—	50	737	3,207
Affiliate investments	984	—	2,291	1,374
Non-control/non-affiliate investments	4,591	1,309	8,925	3,824
Total dividend income	5,575	1,359	11,953	8,405
Other income:
Control investments	13,182	14,761	68,735	65,224
Affiliate investments	—	—	—	133
Non-control/non-affiliate investments	4,201	7,928	10,662	17,666
Total other income	17,383	22,689	79,397	83,023
Total Investment Income	212,260	221,503	861,662	852,213
Operating Expenses
Base management fee	39,407	38,908	157,001	155,084
Income incentive fee	19,216	22,743	80,548	87,435
Interest and credit facility expenses	39,768	39,034	160,246	148,204
Allocation of overhead from Prospect Administration	5,708	4,088	25,781	20,578
Audit, compliance and tax related fees	1,638	842	3,717	4,874
Directors’ fees	154	132	570	525
Other general and administrative expenses	3,447	2,977	13,963	14,584
Total Operating Expenses	109,338	108,724	441,826	431,284
Net Investment Income	102,922	112,779	419,836	420,929
Net Realized and Net Change in Unrealized Gains (Losses) from Investments
Net realized gains (losses)
Control investments	—	—	1,039	(2,512)
Affiliate investments	—	—	—	16,143
Non-control/non-affiliate investments	(140,314)	(1,954)	(418,482)	(54,677)
Net realized gains (losses)	(140,314)	(1,954)	(417,443)	(41,046)
Net change in unrealized gains (losses)
Control investments	367	(12,301)	8,959	(122,210)
Affiliate investments	2,832	2,594	4,933	(86,440)
Non-control/non-affiliate investments	63,785	(93,541)	246,797	(272,694)
Net change in unrealized gains (losses)	66,984	(103,248)	260,689	(481,344)
Net Realized and Net Change in Unrealized Gains (Losses) from Investments	(73,330)	(105,202)	(156,754)	(522,390)
Net realized losses on extinguishment of debt	(36)	(42)	(248)	(180)
Net Increase (Decrease) in Net Assets Resulting from Operations	29,556	7,535	262,834	(101,641)
Preferred Stock dividends	(26,056)	(21,806)	(98,089)	(71,153)
Net gain (loss) on redemptions of Preferred Stock	(5,127)	321	(5,173)	321
(Loss) on Accretion to Redemption Value of Preferred Stock	(7,423)	—	(12,156)	—
Net Increase (Decrease) in Net Assets Resulting from Operations applicable to Common Stockholders	$(9,050)	$(13,950)	$147,416	$(172,473)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER COMMON SHARE
(in actual dollars)

	Three Months Ended June 30,			Year Ended June 30,
	2024		2023	2024		2023
Per Share Data
Net asset value per common share at beginning of period	$8.99		$9.48	$9.24		$10.48
Net investment income(1)	0.25		0.28	1.02		1.06
Net realized and net change in unrealized gains (losses)(1)	(0.20)		(0.26)	(0.42)		(1.31)
Net increase (decrease) from operations	0.05		0.02	0.60		(0.25)
Distributions of net investment income to preferred stockholders	(0.06)	(3)	(0.03)	(0.24)	(3)	(0.17)
Distributions of capital gains to preferred stockholders	—	(3)	(0.02)	—	(3)	—
Total distributions to preferred stockholders	(0.06)		(0.05)	(0.24)		(0.17)
Net increase (decrease) from operations applicable to common stockholders(4)	(0.01)		(0.03)	0.36		(0.43)
Distributions of net investment income to common stockholders	(0.18)	(3)	(0.18)	(0.70)	(3)	(0.60)
Distributions of capital gains to common stockholders	—	(3)	—	—	(3)	(0.02)
Return of capital to common stockholders	—		—	(0.02)		(0.10)
Total distributions to common stockholders	(0.18)		(0.18)	(0.72)		(0.72)
Common stock transactions(2)	(0.06)		(0.03)	(0.15)		(0.10)
Net asset value per common share at end of period	$8.74		$9.24	$8.74		$9.24

(1)Per share data amount is based on the basic weighted average number of common shares outstanding for the year/period presented (except for dividends to stockholders which is based on actual rate per share). Realized gains (losses) is inclusive of net realized losses (gains) on investments, realized losses from extinguishment of debt and realized gains (losses) from the repurchases and redemptions of preferred stock.

(2)Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our common stock dividend reinvestment plan, common shares issued to acquire investments and common shares repurchased below net asset value pursuant to our Repurchase Program, and common shares issued pursuant to the Holder Optional Conversion of our 5.50% and 6.50% Preferred Stock.

(3)Tax character of distributions is not yet finalized for the respective fiscal period.

(4)Diluted net decrease from operations applicable to common stockholders was $0.02 for the three months ended June 30, 2024. Diluted net decrease from operations applicable to common stockholders was $0.03 for the three months ended June 30, 2023. Diluted net increase from operations applicable to common stockholders was $0.34 for the twelve months ended June 30, 2024. Diluted net decrease from operations applicable to common stockholders was $0.43 for the twelve months ended June 30, 2023.

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MIDDLE-MARKET LOAN PORTFOLIO COMPANY WEIGHTED AVERAGE EBITDA AND NET LEVERAGE

Middle-Market Loan Portfolio Company Weighted Average Net Leverage (“Middle-Market Portfolio Net Leverage”) and Middle-Market Loan Portfolio Company Weighted Average EBITDA (“Middle-Market Portfolio EBITDA”) provide clarity into the underlying capital structure of PSEC’s middle-market loan portfolio investments and the likelihood that such portfolio will make interest payments and repay principal.
Middle-Market Portfolio Net Leverage reflects the net leverage of each of PSEC’s middle-market loan portfolio company debt investments, weighted based on the current fair market value of such debt investments. The net leverage for each middle-market loan portfolio company is calculated based on PSEC’s investment in the capital structure of such portfolio company, with a maximum limit of 10.0x adjusted EBITDA. This calculation excludes debt subordinate to PSEC’s position within the capital structure because PSEC’s exposure to interest payment and principal repayment risk is limited beyond that point. Additionally, subordinated structured notes, rated secured structured notes, real estate investments, investments for which EBITDA is not available, and equity investments, for which principal repayment is not fixed, are also not included in the calculation. The calculation does not exceed 10.0x adjusted EBITDA for any individual investment because 10.0x captures the highest level of risk to PSEC. Middle-Market Portfolio Net Leverage provides PSEC with some guidance as to PSEC’s exposure to the interest payment and principal repayment risk of PSEC’s middle-market loan portfolio. PSEC monitors its Middle-Market Portfolio Net Leverage on a quarterly basis.
Middle-Market Portfolio EBITDA is used by PSEC to supplement Middle-Market Portfolio Net Leverage and generally indicates a portfolio company’s ability to make interest payments and repay principal. Middle-Market Portfolio EBITDA is calculated using the EBITDA of each of PSEC’s middle-market loan portfolio companies, weighted based on the current fair market value of the related investments. The calculation provides PSEC with insight into profitability and scale of the portfolio companies within PSEC's middle-market loan portfolio.
These calculations include addbacks that are typically negotiated and documented in the applicable investment documents, including but not limited to transaction costs, share-based compensation, management fees, foreign currency translation adjustments, and other nonrecurring transaction expenses.
Together, Middle-Market Portfolio Net Leverage and Middle-Market Portfolio EBITDA assist PSEC in assessing the likelihood that PSEC will timely receive interest and principal payments. However, these calculations are not meant to substitute for an analysis of PSEC’s underlying portfolio company debt investments, but to supplement such analysis.

PRIMARY ORIGINATION STRATEGIES

Lending to Companies - We make directly-originated, agented loans to companies, including companies which are controlled by private equity sponsors and companies that are not controlled by private equity sponsors (such as companies that are controlled by the management team, the founder, a family or public shareholders). This debt can take the form of first lien, second lien, unitranche or unsecured loans. These loans typically have equity subordinate to our loan position. We may also purchase selected equity co-investments in such companies. In addition to directly-originated, agented loans, we also invest in senior and secured loans syndicated loans and high yield bonds that have been sold to a club or syndicate of buyers, both in the primary and secondary markets. These investments are often purchased with a long term, buy-and-hold outlook, and we often look to provide significant input to the transaction by providing anchoring orders.
Lending to Companies and Purchasing Controlling Equity Positions in Such Companies - This strategy involves purchasing senior and secured yield-producing debt and controlling equity positions in operating companies across various industries. We believe this strategy provides enhanced certainty of closing to sellers and the opportunity for management to continue on in their current roles. These investments are often structured in tax-efficient partnerships, enhancing returns.
Purchasing Controlling Equity Positions and Lending to Real Estate Companies - We purchase debt and controlling equity positions in tax-efficient real estate investment trusts (“REIT” or “REITs”). The real estate investments of National Property REIT Corp. (“NPRC”) are in various classes of developed and occupied real estate properties that generate current yields, including multi-family properties, student housing and senior living. NPRC seeks to identify properties that have historically significant occupancy rates and recurring cash flow generation. NPRC generally co-invests with established and experienced property management teams that manage such properties after acquisition. Additionally, NPRC makes investments in rated secured structured notes (primarily debt of structured credit). NPRC also purchases loans originated by certain consumer loan facilitators. It purchases each loan in its entirety (i.e., a “whole loan”). The borrowers are consumers, and the loans are typically serviced by the facilitators of the loans.
Investing in Structured Credit - We make investments in structured credit, often taking a significant position in subordinated structured notes (equity). The underlying portfolio of each structured credit investment is diversified across approximately 100 to 200 broadly syndicated loans and does not have direct exposure to real estate, mortgages, or consumer-based credit assets. The structured credit portfolios in which we invest are managed by established collateral management teams with many years of experience in the industry.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal, and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made. We undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702